Exhibit 99(h)(2)(ii)

FORM OF SECOND AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

          This Second Amendment (the “Second Amendment”) is made and entered into on this ___ day of December, 2009 between RBC FUNDS TRUST (formerly Tamarack Funds Trust) (the “Trust”), a Delaware statutory trust, and RBC GLOBAL ASSET MANAGEMENT (U.S.) INC. (“Administrator”).

          WHEREAS, the Trust and Administrator have entered into a Administrative Services Agreement dated as of April 16, 2004, as amended and supplemented from time to time, (the “Agreement”); and

          WHEREAS the Trust and Administrator desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1.   SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

          SECTION 2.   SCHEDULE B. Schedule B to the Agreement is hereby amended and restated, as attached.

          SECTION 3.   Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST		RBC GLOBAL ASSET
MANAGEMENT (U.S.) INC.

By:		By:
Name:	Erik R. Preus	Name:	Michael T. Lee
Title:	President	Title:	President and CIO
Date:		Date:

SCHEDULE A

RBC Mid Cap Growth Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC Microcap Value Fund

RBC Mid Cap Value Fund